Exhibit 99.1

Press Release

Blue Holdings, Inc. Provides Update on Strategic Initiatives

Monday September 24, 8:00 am ET

-- Discontinuing Life & Death, Seek to Exit Retail Stores and Reduce Its Workforce<?xml:namespace prefix = o />
-- Projecting 2007 and 2008 Annual Savings of $750,000 and $2.8 Million, Respectively
-- Launches New Corporate Website
-- Re-Launches Yanuk Brand
COMMERCE, Calif.--(BUSINESS WIRE)--Blue Holdings, Inc. (NASDAQ:BLUE - News), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today provided an update on its turnaround plan to restructure the organization and position the Company to achieve its long-term growth objectives. Specifically, Blue Holdings will discontinue its underperforming Life & Death brand, seek to exit its existing two retail stores and reduce its workforce by approximately 25%.

The Company's announcement follows a thorough and careful review of the business, and is in-line with its ongoing commitment to improve the Company's financial performance. Blue Holdings will exit its underperforming businesses/brand, as well as close its two existing retail stores in Los Angeles and San Francisco within the next 60-90 days. The Company will also reduce its workforce by 35 employees, or approximately 25% of its full-time staff, by the end of October.

Glenn S. Palmer, the Company's Chief Executive Officer, stated, "As we discussed on our second quarter conference call, the management team and board of directors are keenly focused on returning to profitability. We believe we are taking the appropriate steps to preserve the capital necessary to grow and create value for our shareholders. By narrowing the scope of our operations, we believe we will accelerate our core brands and grow our revenue base. In connection with these planned restructuring activities, we anticipate projected savings of approximately $2.8 million in 2008, and $750,000 in 2007."

The Company also announced the re-launch of its core brand Yanuk at the Coterie trade show in New York last week. The overall response was extremely positive, and initial orders have already been placed by top specialty retailers and high-end department stores.

Additionally, the Company announced the launch of its new website, www.blueholdings.com. The site will showcase each brand's collections, including premium denim jeans, knits tops and jackets. In addition, the sites will feature recent press, stock quotes, retail store locations and SEC filings. The website is a great tool for the Company to continue to build brand momentum and provide visibility to its loyal consumers, investors, and retailers.

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and "Faith" brands both in the United States and internationally. Blue Holdings currently sells men's, women's and children's styles. Antik Denim, Yanuk, Taverniti So and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements included in this release include statements related to future opportunities for Blue Holdings, anticipated savings and growth opportunities from the restructuring activities, and the anticipated performance of the "Yanuk" brand. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Blue Holdings, Inc.
Larry Jacobs, CFO, 323-725-5555
Larry.jacobs @blueholdings.com
or
Integrated Corporate Relations
310-954-1100
Andrew Greenebaum, agreenebaum@icrinc.com
Patricia Dolmatsky, pdolmatsky@icrinc.com

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Source: Blue Holdings, Inc.